                                                                    EXHIBIT A


                         CORNERSTONE PROPERTIES INC.
                             126 East 56th Street
                          New York, New York  10022


                               October 27, 1997


Dutch Institutional Holding Company, Inc.
200 Galleria Parkway, N.W., Suite 2000
Atlanta, Georgia  30339
Attention:  Robert T. Sorrentino

    Re:  Market Square Development Investors

Gentlemen:

    This letter will confirm that Cornerstone Properties Inc. shall transfer to Dutch Institutional Holding, Inc. 2,000 validly issued, fully paid and nonassessable shares of common stock of Cornerstone Properties Inc. with no par value (adjusted as necessary to fully reflect the effect of any stock split, reverse stock split, or stock dividend with respect to such common shares occurring after the date of that certain Stock Purchase Agreement dated as of August 18, 1997 and prior to the date of the transfer of such shares), having an agreed value of $16.00 per share and not subject to adjustment notwithstanding any changes in the stock price between the date of the Stock Purchase Agreement and the date of such transfer, subject to the terms and conditions of and in accordance with that certain Redemption and Acquisition Agreement of even date herewith between Market Square Development Investors, Dutch Institutional Holding Company, Inc., DIHC Market Square, Inc. and Cornerstone Properties Inc.

                                            Very truly yours,

                                            CORNERSTONE PROPERTIES INC.


                                            By: /S/JOHN S. MOODY
                                                -------------------------------
                                                 John S. Moody, President






                                     Page 1 of 1